Exhibit 10.1

LOAN AGREEMENT (REAL ESTATE)

Lender:	Bank of Hawaii
Commercial Real Estate Loan Division
130 Merchant Street, 17th Floor
Honolulu, HI 96813
Attn: Tony Mizuno

Borrower:	Maui Land & Pineapple Company, Inc.
120 Kane Street
Kahului, HI 96733-6687
Attn: Vice President/Treasurer
Telephone: (302) 996-6800
Telecopier: (302) 996-6838

THIS LOAN AGREEMENT (REAL ESTATE) dated as of October 1, 2006 (this “Agreement”) between Bank of Hawaii, a Hawaii corporation, as lender (with its successors and assigns, “Lender”), and Maui Land & Pineapple Company, Inc., a Hawaii corporation, as borrower (“Borrower”).  The effective date of this Agreement is the Closing Date.

WHEREAS, Borrower desires to obtain a loan from Lender to finance or refinance the acquisition and construction of certain property and improvements thereon.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and in consideration of the premises contained in this Agreement, Lender and Borrower agree as follows:

ARTICLE I

DEFINITIONS AND EXHIBITS

Section 1.01.  Definitions.  The following terms used herein will have the meanings indicated below unless the context clearly requires otherwise:

“Agreement” means this Agreement, including all exhibits hereto, as any of the same may be supplemented or amended from time to time in accordance with the terms hereof.

“Borrower” means Maui Land & Pineapple Company, Inc., a Hawaii corporation.

“Business Day” means a day other than a Saturday or Sunday on which banks are generally open for business in New York, New York and Kahului, Hawaii.

“Closing Date” means October 27, 2006.

“Consolidated Cash Flow Available for Debt Service” means, with respect to the applicable period of determination, for Borrower and its Subsidiaries on a consolidated basis (a) the sum of Consolidated Net Income, interest expense, depreciation, amortization and other non-cash charges, minus (ii) dividends and distributions paid out to shareholders during such Fiscal Year.

“Consolidated Debt Service” means, with respect to the applicable period of determination, for Borrower and its Subsidiaries on a consolidated basis the aggregate of (a) interest expense, (b) current maturities of long term debt during the period of determination, and (c) the current portion of capital leases that are due during the period of determination.

“Consolidated Funded Debt” shall mean, as at any date of determination, for Borrower and its Subsidiaries on a consolidated basis, all indebtedness for borrowed money evidenced notes, bonds, debentures, or similar evidences of indebtedness, and which by its term matures more than one year from, or is directly or indirectly renewable or extendible at such person’s option under a revolving credit or similar agreement obligating the lender or lenders thereunder to extend credit over a period of more than one year from the date of creation thereof, and specifically including (i) capital lease obligations, (ii) current maturities of long-term debt, and (iii) revolving credit and short-term debt extendible beyond one year at the option of the debtor.

“Consolidated Net Income” shall mean, for any period, on a consolidated basis, the net income, if any, of Borrower and its Subsidiaries, determined in accordance with GAAP.

“Consolidated Net Worth” shall mean, as at any date of determination, on a consolidated basis, the gross book value of the assets of Borrower, minus the sum of (a) all reserves applicable thereto, and (b) all liabilities of Borrower (including subordinated liabilities).

“Consolidated Total Capitalization” shall mean, as at any date of determination, the sum of (a) Consolidated Funded Debt, plus (b) Consolidated Net Worth.

“Contractor” means any contractor that is constructing the Improvements on the Property.

“Construction Contract” means Borrower’s construction contract with any Contractor.

“Construction Costs” means the contract price paid or to be paid to Contractor or reimbursed to Borrower for any portion of construction of the Improvements, including administrative, engineering, legal, financial and other costs incurred by Lender, Borrower or any Contractor in connection with the acquisition and construction of the Improvements.

“Damaged Property” has the meaning assigned to such term in Section 8.01 hereof.

“Damaged Property Amount” means an amount equal to the product of (a) the then Prepayment Amount, and (b) a percentage equal to the original appraised value of the Damaged Property divided by the original appraised value of all of the Property.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default as provided in Article X hereof.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement Regarding Hazardous Substances dated of even date herewith by Borrower and Guarantor for the benefit of Lender, as hereafter modified or amended.

“Environmental Laws” means any federal, state and local laws relating to emissions, discharges, releases of Hazardous Wastes or Materials into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Wastes or Materials.

“Equipment” has the meaning assigned to such term in the Master Security Agreement.

“Fixed Charge Coverage Ratio” means the ratio of (a) Borrower’s Consolidated Cash Flow Available for Debt Service to (b) Borrower’s Consolidated Debt Service.

“GAAP” means generally accepted accounting principles under the United States as established by the Financial Accounting Standards Board applied on a consistent basis.

“Guarantor” means Maui Pineapple Company, Ltd., a Hawaii corporation.

“Guaranty Agreement” means the Guaranty Agreement dated as of October 1, 2006 by Guarantor for the benefit of Lender.

“Hazardous Waste or Materials” means any substance or material defined in or designated as hazardous or toxic wastes, hazardous or toxic material, a hazardous, toxic or radioactive substance, or other similar term, by any Environmental Law now or hereafter in effect.

“Improvements” has the meaning set forth in the definition of “Property.”

“Leases” has the meaning set forth in the definition of “Property.”

“Lender” means (i) Bank of Hawaii, acting as lender under this Agreement, (ii) any surviving, resulting or transferee corporation of Bank of Hawaii and (iii) except where the context requires otherwise, any assignee(s) of Lender.

“Liens” means any mortgage, pledge, lien, charge, license or encumbrance.

“Loan” means the loan from Lender to Borrower pursuant to this Agreement.

“Loan Payments” means the loan payments payable by Borrower pursuant to the provisions of this Agreement as specifically set forth in Exhibit A hereto.  As provided in Article II hereof, Loan Payments shall be payable by Borrower to Lender in the amounts set forth in Exhibit A hereto.

“Loan Proceeds” means the total amount of money to be paid pursuant to Section 2.02 hereof by Lender to Borrower.

“Make Whole Amount” means (i) the net present value of the remaining scheduled principal and interest payments (including any balloon or other amount of principal payable that but for the prepayment of the Loan would be payable on or prior to the scheduled maturity date hereof), discounted to the prepayment date at a per annum interest rate equal to the then Reinvestment Rate minus (ii) the principal balance outstanding as of the prepayment date (immediately prior to any such prepayment); provided, that the Make Whole Amount shall be deemed zero if the calculation results in a negative number.

“Master Security Agreement” means the Master Security Agreement dated as of September 29, 2006 and schedules thereto between Guarantor and GE Capital Public Finance, Inc. and the promissory notes issued thereunder.

“Material Adverse Effect” means a material adverse effect or change on (a) the business, assets, operations, properties or condition (financial or otherwise) of Borrower or Guarantor, (b) the ability of Borrower to perform or pay its obligations hereunder or on any other material obligation in accordance with the terms thereof, (c) the ability of Guarantor to perform its obligations under the Guaranty Agreement, (d) Lender’s Lien on the Property or the priority of such Lien, or (e) the validity or enforceability of this Agreement, the Mortgage, the Environmental Indemnity Agreement or the Guaranty Agreement or the rights and remedies available to Lender hereunder or thereunder.

“Mortgage” means the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of even date herewith by Borrower in favor of Lender, as hereafter modified or amended.

“Permitted Exceptions” means:

(a)           Liens existing on the date hereof and listed on Exhibit B to the Mortgage and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(b)           Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP;

(c)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Borrower; and

(d)           Liens securing judgments for the payment of money which (i) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintain on the books of Borrower in accordance with GAAP and (ii) do not otherwise constitute on Event of Default under Section 10.01 hereof.

“Prepayment Amount” means the amount which Borrower may or must from time to time pay or cause to be paid to Lender in order to prepay the Loan, as provided in Section 2.07 hereof, such amounts being set forth in Exhibit A hereto, together with the Make Whole Amount and any accrued interest and all other amounts due hereunder.

“Property” means, collectively, all of Borrower’s estate, right, title and interest, now owned or hereafter acquired, including any reversion or remainder interest, in the real property located in the City of Kahului, County of Maui, State of Hawaii described on Exhibit A to the Mortgage, including all heretofore or hereafter vacated alleys and streets abutting the property, and all easements, rights, appurtenances, tenements, hereditaments, rents, royalties, mineral, oil and gas rights and profits, water, water rights and water stock appurtenant to the property (collectively “Premises”); together with all of Borrower’s estate, right, title and interest, now owned or hereafter acquired, in:

(a)           all buildings, structures, improvements, parking areas, landscaping, equipment, software intangibles, fixtures and articles of property now or hereafter erected on, attached to, or used or adapted for use in the operation of the Premises, including (without limitation) all heating, air conditioning, manufacturing and incinerating apparatus and equipment; all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor coverings, underpadding, elevators, escalators, partitions, mantels, built-in mirrors, window shades, blinds, draperies, screens, storm sash, awnings, signs, furnishings of public spaces, halls and lobbies, and shrubbery and plants, and including also all interest of any owner of the Premises in any of such items hereafter at any time acquired under conditional sale contract, chattel mortgage or other title retaining or security instrument, all of which property mentioned in this clause (a) shall be deemed part of the realty covered by this Agreement and not severable wholly or in part without material injury to the freehold of the Premises (all of the foregoing together with replacements and additions thereto are referred to herein as “Improvements”);

(b)           all compensation, awards, damages, rights of action and proceeds, including interest thereon and/or the proceeds of any policies of insurance therefor, arising out of or relating to a (i) taking or damaging of the Premises or Improvements thereon by reason of any public or private improvement, condemnation proceeding (including change of grade), sale or transfer in lieu of condemnation, or fire, earthquake or other casualty, or (ii) any injury to or decrease in the value of the Premises or the Improvements for any reason whatsoever;

(c)           return premiums or other payments upon any insurance any time provided for the benefit of or naming Lender, and refunds or rebates of taxes or assessments on the Premises;

(d)           all the right, title and interest of Borrower in, to and under all written and oral leases and rental agreements (including extensions, renewals and subleases; all of the foregoing shall be referred to collectively herein as the “Leases”) now or hereafter affecting the Premises including, without limitation, all rents, issues, profits and other revenues and income therefrom and from the renting, leasing or bailment of Improvements and equipment, all guaranties of tenants’ performance under the Leases, all letter-of-credit rights and all other supporting obligations associated with the Leases and all rights and claims of any kind that Borrower may have against any tenant under the Leases or in connection with the termination or rejection of the Leases in a bankruptcy or insolvency proceeding; and the leasehold estate, if applicable;

(e)           plans, specifications, contracts, documents and agreements relating to the design or construction of the Improvements; Borrower’s rights under any payment, performance or other bond in connection with the design or construction of the Improvements; all landscaping and construction materials, supplies and equipment used or to be used or consumed in connection with construction of the Improvements, whether stored on the Premises or at some other location; and contracts, agreements and purchase orders with contractors, subcontractors, suppliers and materialmen incidental to the design or construction of the Improvements;

(f)            all contracts, accounts, deposit accounts, documents, rights, claims or causes of action to the extent pertaining to or affecting the Premises or the Improvements, including, without limitation, all options or contracts to acquire other property for use in connection with operation or development of the Premises or Improvements, promissory notes, management contracts, service or supply contracts, deposits, bank accounts, general intangibles (including without limitation trademarks, trade names, symbols and payment intangibles), permits, licenses, franchises and certificates, and all commitments or agreements, now or hereafter in existence, intended by the obligor thereof to provide Borrower with proceeds to satisfy the loan evidenced hereby or improve the Premises or Improvements, and the right to receive all proceeds due under such commitments or agreements, including refundable deposits and fees;

(g)           all books, records, surveys, reports and other documents related to the Premises, the Improvements, the Leases or other items of collateral described herein; and

(h)           all additions, accessions, replacements, substitutions, proceeds and products of the real and personal property, tangible and intangible, described herein.

“Reinvestment Rate” means the per annum interest rate that is equal to the sum of (a) 1.90% plus (b) the stated yield to maturity of United States Treasury Notes having a life equal to the remaining term of the Loan as stated in the most current Federal Reserve Statistical Release H.15(519) on the day Lender receives notice of the prepayment.  If no maturity exactly corresponds to the remaining term of the Loan, the Treasury Note life to be adopted from Federal Reserve Statistical Release H.15(519) shall correspond to a full number of years period, excluding partial years of such remaining term.

“State” means the State of Hawaii.

“Subsidiaries” means any corporation, partnership, limited liability company, joint venture or any other legal entity that in accordance with GAAP would be properly consolidated on the books of Borrower.

“Terrorism Laws” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations) and the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies and any other requirements of any governmental authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

“UCC” means the Uniform Commercial Code as adopted and in effect in the State.

Section 1.02.  Exhibits.  The following exhibits are attached hereto and made a part hereof:

Exhibit A:              Schedule of Loan Payments setting forth the Loan Payments and Prepayment Amounts.

Exhibit B:              [Reserved.]

Exhibit C:              Form of Certificate of Chief Financial Officer.

Exhibit D:              Survey Requirements.

Exhibit E:              Permanent Loan Insurance Requirements.

Section 1.03.  Rules of Construction.  (a) The singular form of any word used herein, including the terms defined in Section 1.01 hereof, shall include the plural, and vice versa.  The use herein of a word of any gender shall include correlative words of all genders.

(b)           Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivision of this

Agreement as originally executed.  The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.

(c)           The headings or titles of the several articles and sections shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

ARTICLE II

FINANCING OF PROPERTY AND TERMS OF LOAN

Section 2.01.  Construction of Improvements.  Borrower has caused to be constructed, or will cause to be constructed, the Improvements pursuant to each Construction Contract with each Contractor.  Borrower shall remain liable to each Contractor in respect of its duties and obligations in accordance with each Construction Contract and shall bear the risk of loss with respect to any loss or claim relating to any portion of the Improvements covered by any Construction Contract, and Lender shall not assume any such liability or risk of loss.

Section 2.02.  Loan.  Lender hereby agrees, subject to the terms and conditions of this Agreement, to make a loan to Borrower in the amount of $10,000,000; and Borrower hereby agrees to borrow such amount from Lender.  Upon fulfillment of the conditions set forth in Article III hereof, Lender shall disburse the Loan Proceeds to First American Title Insurance Company, Inc. (“Title Company”).  Borrower’s obligation to repay the Loan shall commence, and interest shall begin to accrue, on the date that Loan Proceeds are  disbursed to Title Company.

Section 2.03.  Interest.  The principal amount of the Loan outstanding from time to time shall bear interest (computed on the basis of actual days elapsed in a 360-day year) at an annual rate equal to 6.93%.  Interest accruing on the principal balance of the Loan outstanding from time to time shall be payable as provided in Exhibit A  and upon earlier demand in accordance with the terms hereof or prepayment in accordance with Section 2.07 hereof.

Section 2.04.  Payments.  Borrower shall pay Loan Payments, in the amounts and on the dates set forth in Exhibit A hereto.  Additionally, Borrower shall pay to Lender an amount equal to the product of (i) the lesser of (A) 15% per annum and (B) the highest rate permitted by law and (ii) the delinquent amount of any Loan Payment not paid when due.  All amounts required to be paid by Borrower hereunder shall be paid in lawful money of the United States of America in immediately available funds.

Section 2.05 Payment on Non-Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or the fees hereunder, as the case may be.

Section 2.06.  Loan Payments To Be Unconditional.  The obligations of Borrower to pay the Loan Payments required under this Article II and to make other payments hereunder and to perform and observe the covenants and agreements contained herein shall be absolute and unconditional in all events, without abatement, diminution, deduction, setoff or defense for any reason, including (without limitation) any failure of the Improvements to be constructed, any defects, malfunctions, breakdowns or infirmities in the Improvements or any accident, condemnation, destruction or unforeseen circumstances.  Notwithstanding any dispute between Borrower and any of Lender, any Contractor or any other person, Borrower shall make all Loan Payments when due and shall not withhold any Loan Payments pending final resolution of such dispute, nor shall Borrower assert any right of set-off or counterclaim against its obligation to make such payments required under this Agreement.

Section 2.07.  Prepayments.  (a) Borrower may, in its discretion, prepay the Loan in whole at any time on any payment date by paying the applicable Prepayment Amount.

(b)           Borrower shall prepay the Loan in whole or in part at any time pursuant to Article VIII hereof by paying the applicable Prepayment Amount.

(c)           Borrower shall prepay the Loan in full immediately upon demand of Lender after the occurrence of an Event of Default by paying the applicable Prepayment Amount.

Upon any prepayment in part of the Loan, the prepayment shall be applied to the Loan Payments and any other amounts due hereunder as determined by Lender.

ARTICLE III

CONDITIONS PRECEDENT

Lender’s agreement to make the loan to Borrower hereunder and to disburse the Loan Proceeds shall be subject to the condition precedent that Lender shall have received all of the following, each in form and substance satisfactory to Lender:

(a)           This Agreement, properly executed on behalf of Borrower, and each of the Exhibits hereto properly completed.

(b)           The Guaranty Agreement, properly executed on behalf of Guarantor.

(c)           The Mortgage, properly executed on behalf of Borrower.

(d)           The Environmental Indemnity Agreement, properly executed on behalf of Borrower and Guarantor.

(e)           A certificate of the Secretary or an Assistant Secretary of Borrower, certifying as to (i) the resolutions of the board of directors and, if required, the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement, the Mortgage, the Environmental Indemnity Agreement and any related documents, (ii) the bylaws of Borrower, and (iii) the signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement, the Mortgage, the Environmental Indemnity Agreement and other instruments, agreements and certificates on behalf of Borrower.

(f)            Currently certified copies of the Articles of Incorporation of Borrower.

(g)           A Certificate of Good Standing issued as to Borrower by the Department of Commerce and Consumer Affairs of the State of Hawaii.

(h)           A certificate of the Secretary or an Assistant Secretary of Guarantor, certifying as to (i) the resolutions of the board of directors and, if required, the shareholders of Guarantor, authorizing the execution, delivery and performance of the Guaranty Agreement and the Environmental Indemnity Agreement and any related documents, (ii) the bylaws of Guarantor, and (iii) the signatures of the officers or agents of Guarantor authorized to execute and deliver the Guaranty Agreement, the Environmental Indemnity Agreement and other instruments, agreements and certificates on behalf of Guarantor.

(i)            Currently certified copies of the Articles of Incorporation of Guarantor.

(j)            A Certificate of Good Standing issued as to Guarantor by the Department of Commerce and Consumer Affairs of the State of Hawaii.

(k)           Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against Borrower, (ii) no financing statements have been filed and remain in effect against Borrower relating to the Property except those financing statements filed by Lender, and (iii)  all financing statements necessary to perfect the security interest created pursuant to this Agreement and the Mortgage have been filed.

(l)            Financing statements authorized by Borrower as debtor, and naming Lender as secured party.

(m)          An appraisal of the Property addressed to Lender, in form and substance acceptable to Lender and prepared by an MAI certified appraiser acceptable to Lender in conformance with the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP) and the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.  In addition to the foregoing requirements, whenever the income approach is utilized by the appraiser, the report shall include a direct capitalization analysis as well as a discounted cash flow analysis and a final estimate of value based on the property’s fee simple estate.

(n)           Certificates of the insurance required hereunder, containing a lender’s loss payable clause or endorsement in favor of Lender and the permanent loan insurance requirements set forth in Exhibit E hereto.

(o)           An “as built” ALTA survey of the Property prepared in compliance with the requirements set forth in Exhibit D hereto.

(p)           An ALTA (or equivalent) mortgagee policy of title insurance in the amount of $10,000,000, with reinsurance and endorsements as Lender may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Lender, and insuring that the Mortgage is a first-priority lien on the Premises.  Without limitation, such policy shall (i) be in the 1970 ALTA (as amended 84) form or, if not available, ALTA 1992 form (deleting arbitration and creditors’ rights, if permissible) or, if not available, the form commonly used in the State, insuring Lender and its successors and assigns; and (ii) include the following endorsements and/or affirmative coverages: (A) ALTA 9 Comprehensive, (B) Survey, (C) Access, (D) Environmental Protection Lien, (E) Subdivision, (F) Contiguity (as applicable), (G) Tax Parcel, (H) Address and Improvement, (I) Usury, (J) Tax Sale (as applicable), (K) Doing Business, (L) First Loss, (M) Last Dollar and (N) Zoning 3.1 (with additional coverage for number and type of parking).  Lender may require additional endorsements after reviewing the survey.

(q)           A copy of the temporary Certificate of Occupancy for the Improvements.

(r)            An environmental engineering report for the Premises prepared by an engineer engaged by Lender and at Borrower’s expenses.

(s)           An opinion of counsel to Borrower and Guarantor addressed to Lender in form and substance acceptable to Lender.

(t)            Payment of Lender’s origination fee in the amount of $25,000.

(u)           Any other documents or items required by Lender.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER

Borrower represents and warrants to Lender as of the Closing Date, and covenants for the benefit of Lender, as follows:

(a)           Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State, has power to enter into this Agreement and by proper corporate action has duly authorized the execution and delivery of this Agreement, the Mortgage, and the Environmental Indemnity Agreement.  Borrower is in good standing and is duly licensed or qualified to transact business in the State and, except to the extent that failure to do so could not reasonably be expected to have a Material

Adverse Effect, in all other jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  Borrower’s exact legal name is as set forth on the execution page hereof.

(b)           Borrower has been fully authorized to execute and deliver this Agreement, the Mortgage and the Environmental Indemnity Agreement under the terms and provisions of the resolution of its board of directors, or by other appropriate official approval, and further represents, covenants and warrants that all requirements have been met, and procedures have occurred in order to ensure the enforceability of this Agreement, the Mortgage and the Environmental Indemnity Agreement and this Agreement, the Mortgage and the Environmental Indemnity Agreement have been duly authorized, executed and delivered.

(c)           The officer of Borrower executing this Agreement, the Mortgage, the Environmental Indemnity Agreement and any related documents has been duly authorized to execute and deliver this Agreement, the Mortgage, the Environmental Indemnity Agreement and such related documents under the terms and provisions of a resolution of Borrower’s board of directors.

(d)           This Agreement, the Mortgage and the Environmental Indemnity Agreement constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization or other laws of general application relating to or affecting the rights and remedies of creditors and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)           The execution and delivery of this Agreement, the Mortgage and the Environmental Indemnity Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms and conditions hereof do not and will not violate any law, rule, regulation or order, conflict with or result in a breach of any of the terms or conditions of the articles of incorporation or bylaws of Borrower or of any agreement or instrument to which Borrower is now a party and do not and will not constitute a default under any of the foregoing or result in the creation or imposition of any liens, charges or encumbrances of any nature upon any of the property or assets of Borrower contrary to the terms of any instrument or agreement.

(f)            The authorization, execution, delivery and performance of this Agreement, the Mortgage and the Environmental Indemnity Agreement by Borrower do not require submission to, approval of, or other action by any governmental authority or agency, which action with respect to this Agreement, the Mortgage or the Environmental Indemnity Agreement has not been taken and which is final and nonappealable.

(g)           There is no action, suit, proceeding, claim, inquiry or investigation, at law or in equity, before or by any court, regulatory agency, public board or body pending or, to Borrower’s actual knowledge, threatened against or affecting Borrower, challenging

Borrower’s authority to enter into this Agreement, the Mortgage or the Environmental Indemnity Agreement or any other action wherein an unfavorable ruling or finding would adversely affect the enforceability of this Agreement, the Mortgage or the Environmental Indemnity Agreement or any other transaction of Borrower which is similar hereto, or if determined adversely to Borrower, could reasonably be expected to have a Material Adverse Effect.

(h)           The Premises and the property at which any portion of the Property is located is properly zoned for its current and anticipated use and the use of the Property will not violate any applicable zoning, land use, environmental or similar law or restriction, except in such instances in which any such violation could not reasonably be expected to have a Material Adverse Effect.  Borrower has all licenses and permits to use the Property, except in such instances in which the failure to have such licenses and permits, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(i)            Borrower has furnished to Lender the Report (as defined in the Environmental Indemnity Agreement).  Except as disclosed to Lender in the Report, Borrower has received no notification of any kind suggesting that the Property or any adjacent property is or may be contaminated with any Hazardous Waste or Materials or is or may be required to be cleaned up in accordance with any applicable law or regulation; and Borrower further represents and warrants that, except as disclose to Lender in the Report or as previously disclosed to Lender in writing, to its actual knowledge as of the date hereof, there are no Hazardous Waste or Materials (other than Permitted Substances as such term is defined in the Environmental Indemnity Agreement) located in, on or under the Property or any adjacent property, or incorporated in any Improvements, nor has the Property or any adjacent property ever been used as a landfill or a waste disposal site, or a manufacturing, handling, storage, distribution or disposal facility for Hazardous Waste or Materials.  Borrower has obtained all permits, licenses and other authorizations which are required under any Environmental Laws at Borrower’s facilities or in connection with the operation of its facilities.  Except as previously disclosed to Lender in writing, Borrower and all activities of Borrower at its facilities comply with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to Borrower with respect thereto.  Except as previously disclosed to Lender in writing, Borrower is also in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which Borrower is aware.  Except as previously disclosed to Lender in writing, Borrower is not aware of, nor has Borrower received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.

(j)            Borrower has heretofore furnished to Lender the audited consolidated financial statements of Borrower for its fiscal years ended December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004 and

December 31, 2005, and those statements fairly present in all material respects the financial condition of Borrower and Guarantor on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent audited financial statements, there has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrower or Guarantor.

(k)           Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it.  Borrower has filed all federal, state and local tax returns which are required to be filed, and Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

(l)            Borrower has or will have good and marketable fee simple interest to the Premises and all proceeds thereof, free and clear of all mortgages, security interests, liens, licenses and encumbrances except for the security interest created pursuant to this Agreement and the Mortgage and the Permitted Exceptions.

(m)          All financial and other information provided to Lender by or on behalf of Borrower in connection with Borrower’s request for the Loan contemplated hereby is true and correct in all material respects and, as to projections, valuations or pro forma financial statements, present a good faith opinion as to such projections, valuations and pro forma condition and results.

(n)           Borrower has authorized Lender to file a financing statement describing the Property.  When such financing statements are filed with the Bureau of Conveyances of the State of Hawaii, Lender will have a valid and perfected security interest in the personal property which is described in such financing statement and the Mortgage and for which perfection may occur by the filing of a financing statement with the Bureau of Conveyances of the State of Hawaii, subject to no other security interest, assignment, lien, license or encumbrance other than the liens created by this Agreement and by the Mortgage and the Permitted Exceptions.  None of the Property constitutes a replacement of, substitution for or accessory to any property of Borrower subject to a lien of any kind.

(o)           No person other than Borrower is in occupancy or possession of the Property.

(p)           Neither Borrower nor any individual or entity owing directly or indirectly any interest in Borrower, is an individual or entity whose property or interests are subject to being “blocked” under any of the Terrorism Laws or is otherwise in violation of any of the Terrorism Laws.

ARTICLE V

TITLE TO PROPERTY; SECURITY INTEREST

Section 5.01.  Title to Property.  Legal title to the Property and any and all repairs, replacements, substitutions and modifications to such Property shall be in Borrower.  Borrower will at all times protect and defend, at its own cost and expense, its title from and against all claims, liens and legal processes of creditors of Borrower (other than Lender), and keep all Property free and clear of all such claims, liens and processes, except for the liens created hereunder and under the Mortgage and the Permitted Exceptions.

Section 5.02.  Security Interest in Property.  This Agreement is intended to constitute a security agreement within the meaning of the UCC.  As security for Borrower’s payment to Lender of Loan Payments and all other amounts payable to Lender hereunder, or any other obligation (whether direct or indirect and whether now existing or hereafter arising), Borrower hereby grants to Lender a security interest constituting a first lien on the Property.  To the extent that GE Capital Public Finance, Inc. or an affiliate thereof is “Lender” under both this Agreement and the Master Security Agreement, the security interest in the Property also shall secure all of Borrower’s obligations under the Master Security Agreement, but shall not secure Borrower’s obligations under the Master Security Agreement if an entity other than GE Capital Public Finance, Inc. or an affiliate thereof is “Lender” under the Master Security Agreement.  Borrower ratifies its previous authorization for Lender to pre-file UCC financing statements and any amendments thereto describing the Property and all other collateral described above and containing any other information required by the applicable UCC.  Borrower authorizes Lender, and hereby grants Lender a power of attorney (which is coupled with an interest), to file financing statements and amendments thereto describing the Property and containing any other information required by the applicable UCC and all terminations of the filings of other secured parties with respect to the Property, which either Borrower has the right to terminate pursuant to the UCC or such secured party has authorized the filing thereof, in such form and substance as Lender, in its sole discretion, may determine.  Borrower agrees to execute such additional documents, including demands for terminations, assignments, affidavits, notices and similar instruments, in form satisfactory to Lender, and take such other actions that Lender deems necessary or appropriate to establish and maintain the security interest created by this Section, and Borrower hereby designates and appoints Lender as its agent, and grants to Lender a power of attorney (which is coupled with an interest), to execute on behalf of Borrower such additional documents and to take such other actions.  Borrower hereby waives any right that Borrower may have to file with the applicable filing officer any financing statement, amendment, termination or other record pertaining to the Property and/or Lender’s interest therein.

Section 5.03.  Change in Name or Corporate Structure of Borrower; Change in Location of Borrower’s Chief Executive Office or Principal Executive Office.  Borrower’s chief executive office and principal executive office are located at the address set forth above, and all of Borrower’s records relating to its business and the Property are kept at such location.  Borrower hereby agrees to provide written notice to Lender of any change or proposed change in its name, corporate structure, state of organization, chief executive office or principal executive office or change or proposed change in the location of the Property.  Such notice shall be provided 30 days in advance of the date that such change or proposed change is planned to take effect.

Section 5.04.  [Reserved.]

Section 5.05.  Assignment of Insurance.  As additional security for the payment and performance of Borrower’s obligations hereunder, Borrower hereby assigns to Lender any and all moneys (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Property or any evidence thereof or any business records or valuable papers pertaining thereto, and Borrower hereby directs the issuer of any such policy to pay all such moneys directly to Lender.  Borrower hereby assigns to Lender any and all moneys due or to become due with respect to any condemnation proceeding affecting the Property.  At any time, whether before or after the occurrence of any Event of Default, Lender may (but need not), in Lender’s name or in Borrower’s name, execute and deliver proof of claim, receive all such moneys, endorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any such policy or party in any condemnation proceeding.

ARTICLE VI

AFFIRMATIVE COVENANTS OF BORROWER

So long as the Loan shall remain unpaid, Borrower will comply with the following requirements:

Section 6.01.  Reporting Requirements.  Borrower will deliver, or cause to be delivered, to Lender each of the following, which shall be in form and detail acceptable to Lender:

(a)           as soon as available, and in any event within 120 days after the end of each fiscal year of Borrower, audited consolidated financial statements of Borrower with the unqualified opinion of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, which annual consolidated financial statements shall include the consolidated balance sheet of Borrower as at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows of Borrower for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, together with a certificate of the chief financial officer of Borrower in the form of Exhibit C hereto stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not Borrower is in compliance with the requirements set forth in Sections 6.10 through 6.12 hereof;

(b)           as soon as available and in any event within 90 days after the end of each fiscal quarter of Borrower, an unaudited/internal consolidated balance sheet and statements of income and retained earnings of Borrower as at the end of and for such quarter and for the year to date period then ended, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP and certified by the chief financial officer of Borrower, subject to year-end audit adjustments; and accompanied by a certificate of that officer in the form of Exhibit C hereto stating (i) that such financial statements have been prepared in accordance with GAAP, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not Borrower is in compliance with the requirements set forth in Sections 6.10 through 6.12 hereof;

(c)           immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting Borrower of the type described in Article IV hereof or which seek a monetary recovery against Borrower or Guarantor in excess of $100,000;

(d)           as promptly as practicable (but in any event not later than five Business Days) after an officer of Borrower obtains knowledge of the occurrence of any event that constitutes a Default or an Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of Borrower of the steps being taken by Borrower to cure the effect of such Default or Event of Default;

(e)           promptly upon knowledge thereof, notice of any loss or destruction of or damage to any of the Property in excess of $100,000;

(f)            promptly upon their distribution, copies of all financial statements, reports and proxy statements that Borrower shall have sent to its stockholders;

(h)           promptly after the amending thereof, copies of any and all amendments to its certificate of incorporation, articles of incorporation or bylaws;

(i)            promptly upon knowledge thereof, notice of the violation by Borrower of any law, rule or regulation, if such violation has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(j)            promptly upon knowledge thereof, notice of any Material Adverse Effect.

Section 6.02.  Books and Records; Inspection and Examination.  Borrower will keep accurate books of record and account for itself pertaining to the Property and pertaining to Borrower’s business and financial condition and such other matters as Lender may from time to time reasonably request in which true and complete entries will be made in accordance with

GAAP and, upon reasonable advance notice to Borrower, will permit any officer, employee, attorney or accountant for Lender to audit, review, make extracts from, or copy any and all corporate and financial books, records and properties of Borrower at any time during Borrower’s normal business hours, and to discuss the affairs of Borrower with any of its directors, officers, employees or agents; provided, however, that Lender shall not exercise such rights more than one time in any fiscal year of Borrower unless a Default or an Event of Default exists, in which case Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.  Upon reasonable advance notice to Borrower, Borrower will permit Lender, or its employees, accountants, attorneys or agents, to examine and copy any or all of its records and to examine and inspect the Property at any time during Borrower’s normal business hours; provided, however, that Lender shall not exercise such rights more than one time in any fiscal year of Borrower unless a Default or an Event of Default exists, in which case Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

Section 6.03.  Compliance With Laws; Environmental Compliance.  (a) Borrower will (i) comply with the requirements of applicable laws and regulations, the noncompliance with which could not reasonably be expected to result in a Material Adverse Effect, and (ii) use and keep the Property, and will require that others use and keep the Property, only for lawful purposes.  Borrower shall secure all permits and licenses, if any, necessary for the installation and operation of the Property, except in such instances in which the failure to have such licenses and permits, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           Borrower shall promptly comply with all statutes, regulations and ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, relating to the use, collection, treatment, disposal, storage, control, removal or cleanup of Hazardous Waste or Materials in, on or under the Property or any adjacent property, or incorporated in any Improvements, at Borrower’s expense, except in such instances in which such statute, regulation, ordinance, order, decrees or judgment is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP.  In the event that Lender at any time reasonably believes that the Property is not free of all Hazardous Waste or Materials or that Borrower has violated any applicable Environmental Laws with respect to the Property, then immediately, upon request by Lender, Borrower shall obtain and furnish to Lender, at Borrower’s sole cost and expense, an environmental audit and inspection of the Property from an expert satisfactory to Lender in its reasonable discretion.  In the event that Borrower fails to obtain such audit or inspection, Lender or its agents may perform or obtain such audit or inspection at Borrower’s sole cost and expense.  Lender may, but is not obligated to, enter upon the Property and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Property; and whether or not Borrower has actual knowledge of the existence of Hazardous Waste or Materials on the Property or any adjacent property as of the date hereof, Borrower shall reimburse Lender as provided herein for the full amount of all costs and expenses incurred by Lender prior to Lender acquiring title to the

Property through foreclosure or acceptance of a deed in lieu of foreclosure, in connection with such compliance activities.  Neither this provision nor any provision herein or in the Mortgage or related documents shall operate to put Lender in the position of an owner of the Property prior to any acquisition of the Property by Lender.  The rights granted to Lender herein and in the Mortgage or related documents are granted solely for the protection of Lender’s lien and security interest covering the Property and do not grant to Lender the right to control Borrower’s actions, decisions or policies regarding Hazardous Waste or Materials.

Section 6.04.  Payment of Taxes and Other Claims.  Borrower will pay or discharge, prior to delinquency, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Property) or upon or against the creation, perfection or continuance of the security interest created pursuant to this Agreement, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, (c) all taxes and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Property and (d) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of Borrower; provided, that Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP.

Section 6.05.  Preservation and Maintenance of Property.  Borrower (a) shall, at its own expense, maintain, preserve and keep the Property in good repair, working order and condition, and shall from time to time make all repairs and replacements necessary to keep the Property in such condition, ordinary wear and tear excepted, and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, in compliance with state and federal laws, (b) shall not commit waste or permit impairment or deterioration of the Property, (c) shall not abandon the Property, (d) if all or part of the Property is for rent or lease, then Lender, at its option after the occurrence of an Event of Default, may require Borrower to provide for professional management of the Property by a property manager satisfactory to Lender pursuant to a contract approved by Lender in writing, unless such requirement shall be waived by Lender in writing, and (e) shall give notice in writing to Lender of and, unless otherwise directed in writing by Lender, appear in and defend any action or proceeding purporting to affect the Property, the security of this Agreement or the rights or powers of Lender hereunder.  Neither Borrower nor any tenant or other person shall remove, demolish or alter any improvement now existing or hereafter erected on the Property or any fixture, equipment, machinery or appliance in or on the Property with a fair market value in excess of $50,000 individually or $100,000 in the aggregate except when incident to the replacement of fixtures, equipment, machinery and appliances with items of like kind.  Borrower will defend the Property against all claims or demands of all persons (other than Lender) claiming the Property or any interest therein.

Borrower represents and warrants as of the Closing Date that, to the best of Borrower’s knowledge, the Property is in compliance with the Americans with Disabilities Act of 1990 and all of the regulations promulgated thereunder, as the same may be amended from time to time

(the “ADA”).  Borrower shall promptly make all necessary changes to the Property in order to make it in compliance with the ADA.

Section 6.06.  Insurance; Indemnification.  (a) Borrower shall obtain and maintain the following types of insurance upon and relating to the Property:

(i)            “All Risk” property and fire insurance (with extended coverage endorsement including malicious mischief and vandalism) in an amount not less than the full replacement value of the Property (with a deductible not to exceed $250,000 and with co-insurance limited to a maximum of 10% of the amount of the policy), naming Lender under a lender’s loss payee endorsement (form 438BFU or equivalent) and including agreed amount, replacement cost, inflation guard and waiver of subrogation endorsements;

(ii)           Comprehensive general liability insurance in an amount not less than $2,000,000.00 insuring against personal injury, death and property damage and naming Lender as additional insured;

(iii)          Business interruption insurance covering loss of rental or other income (including all expenses payable by tenants) for up to 12 months; and

(iv)          Such other types of insurance or endorsements to existing insurance as may be required from time to time by Lender, provided that such coverage is generally being required by other lenders with respect to properties similar to and in the general vicinity of the Premises.

(b)           Upon each reasonable request of Lender (not to be made more than once during the term of the Loan), Borrower shall increase the coverages under any of the insurance policies required to be maintained hereunder or otherwise modify such policies in accordance with Lender’s request.  All of the insurance policies required hereunder shall be issued by corporate insurers licensed to do business in the state in which the Property is located and rated A:X or better by A.M. Best Company, and shall be in form acceptable to Lender in its reasonable discretion.  If and to the extent that the Property is located within an area that has been or is hereafter designated or identified as an area having special flood hazards by the Department of Housing and Urban Development or such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to any national or state program of flood insurance, Borrower shall carry flood insurance with respect to the Property in amounts not less than the maximum limit of coverage then available with respect to the Property or the principal amount of the Loan, whichever is less.  Certificates of all insurance required to be maintained hereunder shall be delivered to Lender, along with evidence of payment in full of all premiums required thereunder, contemporaneously with Borrower’s execution of this Agreement.  All such certificates shall be in form acceptable to Lender in its reasonable discretion and shall require the insurance company to give to Lender at least 30 days’ prior written notice before canceling the policy for any reason or materially amending it.  Certificates evidencing all renewal and substitute policies of insurance shall be delivered to Lender, along with evidence of the payment in full of all premiums required thereunder, at least 15 days before termination of the policies being renewed or substituted.  If any loss shall occur at any time after an Event of Default has occurred hereunder, Lender shall be entitled to the benefit of all insurance policies held or maintained by Borrower, to the same extent as if same had been made payable to Lender, and upon foreclosure hereunder, Lender shall become the owner thereof.  Lender shall have the right, but not the obligation, to make premium payments, at Borrower’s expense, to prevent any cancellation, endorsement, alteration or reissuance of any policy of insurance maintained by Borrower, and such payments shall be accepted by the insurer to prevent same.

(c)           As between Lender and Borrower, Borrower assumes all risks and liabilities from any cause whatsoever, whether or not covered by insurance, for loss or damage to any portion of the Property and for injury to or death of any person or damage to any property, whether such injury or death be with respect to agents or employees of Borrower or of third parties, and whether such property damage be to Borrower’s property or the property of others.  Whether or not covered by insurance, Borrower hereby assumes responsibility for and agrees to reimburse Lender for and will indemnify, defend and hold Lender harmless from and against all liabilities, obligations, losses, damages, penalties, claims, actions, costs and expenses (including reasonable attorneys’ fees) of whatsoever kind and nature, imposed on, incurred by or asserted against Lender that in any way relate to or arise out of this Agreement, the transactions contemplated hereby and the Property, including but not limited to, (i) the selection, manufacture, construction, purchase, acceptance or rejection of the Property or the ownership of the Property, (ii) the delivery, lease, possession, maintenance, use, condition, return or operation of the Property, (iii) the condition of the Property sold or otherwise disposed of after possession by Borrower, (iv) any patent or copyright infringement, (v) the conduct of Borrower, its officers, employees and agents, (vi) a breach of Borrower of any of its covenants or obligations hereunder and (vii) any claim, loss, cost or expense involving alleged damage to the environment relating to the Property, including, but not limited to investigation, removal, cleanup and remedial costs.  All amounts payable by Borrower pursuant to the immediately preceding sentence shall be paid within 30 days after demand of Lender.  This provision shall survive the termination of this Agreement.

Section 6.07.  Preservation of Corporate Existence.  Borrower will preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business.

Section 6.08.  Performance by Lender.  If Borrower at any time fails to perform or observe any of the covenants or agreements contained in this Agreement, the Mortgage or the Environmental Indemnity Agreement, and if such failure shall continue for a period of 10 calendar days after Lender gives Borrower written notice thereof (or in the case of the agreements contained in Sections 6.05 and 6.06 hereof, immediately upon the occurrence of such failure, without notice or lapse of time), Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of Borrower (or, at Lender’s option, in Lender’s name)

and may, but need not, take any and all other actions which Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and Borrower shall thereupon pay to Lender on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by Lender, together with interest thereon from the date expended or incurred at the lesser of 18% per annum or the highest rate permitted by law.  To facilitate the performance or observance by Lender of such covenants of Borrower, Borrower hereby irrevocably appoints Lender, or the delegate of Lender, acting alone, as the attorney in fact of Borrower with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Borrower under this Agreement.

Section 6.09.  Limitations of Liability.  In no event, whether as a result of breach of contract, warranty, tort (including negligence or strict liability), indemnity or otherwise, shall Lender, its assignees, if any, be liable for any special, consequential, incidental, punitive or penal damages, including, but not limited to, loss of profit or revenue, loss of use of the Premises or any associated equipment, service materials or software, damage to associated equipment, service materials or software, cost of capital, cost of substitute property, service materials or software, facilities, services or replacement power or downtime costs.

Section 6.10.  Minimum Net Worth.  Borrower shall maintain at all times its Consolidated Net Worth at not less than $85,000,000.

Section 6.11.  Funded Debt to Capitalization.  Borrower shall not permit Consolidated Funded Debt to exceed 55% of Consolidated Total Capitalization.

Section 6.12.  Fixed Charge Coverage Ratio.  Borrower shall have a Fixed Charge Coverage Ratio of at least 1.50 to 1.00 at the end of each Fiscal Year.

ARTICLE VII

NEGATIVE COVENANTS OF BORROWER

So long as the Loan shall remain unpaid, Borrower agrees that:

Section 7.01.  Lien.  Borrower will not create, incur or suffer to exist any Lien on any of the Property except for any security interest created in favor of Lender and the lien created by the Mortgage and the Permitted Exceptions.  Borrower shall promptly, at its own expense, take such action as may be necessary to discharge or remove any such Lien.  Borrower shall reimburse Lender for any expenses incurred by Lender to discharge or remove any Lien.

Section 7.02.  Sale of Assets.  Neither Borrower nor Guarantor will sell, lease, assign, transfer or otherwise dispose of (a “Disposition”) all or substantially all of its assets or of any of the Property or any interest therein (whether in one transaction or in a series of transactions), except (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (b) Dispositions of inventory in the ordinary course of business, (c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Dispositions are reasonably promptly applied to the purchase price of replacement property; and (d) Dispositions of property (other than the Property) by Borrower or Guarantor, the fair market value of which does not exceed $1,000,000 in the aggregate.  Notwithstanding any provision herein or in any Borrower Document to the contrary, if the Property is properly and legally subdivided into smaller parcels (any such parcel that does not have any Improvements located thereon, a “Subdivided Parcel”), Borrower may request Lender’s release of its lien on the Subdivided Parcel, which request Lender may accept or reject in its sole and absolute discretion.

Section 7.03.  Consolidation and Merger.  (a)  Neither Borrower nor Guarantor will consolidate with or merge into any person, unless such merger or consolidation is between only Borrower and Guarantor and Borrower and Guarantor provide Lender with notice thereof and any such items as are required by Lender in its reasonable discretion.

(b)           Neither Borrower nor Guarantor will permit any other person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other person, unless (i) immediately upon the consummation of such merger, consolidation or acquisition, Borrower shall be in compliance with the financial covenants set forth in Section 6.10 through 6.12 hereof and (ii) no Default or Event of Default would result from such merger or consolidation.

Section 7.04.  Accounting.  Neither Borrower nor Guarantor will adopt, permit or consent to any material change in accounting principles other than as required by GAAP.  Neither Borrower nor Guarantor will adopt, permit or consent to any change in its fiscal year.

Section 7.05.  [Reserved.]

Section 7.06.  Place of Business.  Borrower will not permit any of the Property or any records pertaining to the Property to be located in any state or area in which, in the event of such location, a financing statement covering such Property would be required to be, but has not in fact been, filed in order to perfect the security interest created pursuant to this Agreement and the Mortgage.

Section 7.07.  Modifications and Substitutions.  Borrower will not make any material alterations, modifications, substitutions or additions to the Property, without the prior written consent of Lender (which consent shall not be unreasonably withheld, delayed or conditioned if such alteration, modification, substitution or addition does not materially and adversely affect the value, operation or utility of the Property); provided, however, that any substitutions made pursuant to Borrower’s obligations to make repairs referenced under any provision of this Agreement shall not require such prior written consent.  Borrower shall provide such documents or assurances as Lender may reasonably request to maintain or confirm the security interest assigned to Lender in the Property as so modified or substituted.

Section 7.08.  Use of Property.  Unless required by applicable law or unless Lender has otherwise agreed in writing, Borrower shall not allow changes in the use for which all or any part of the Property was intended at the time this Agreement was executed.  Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned if such action does not materially and adversely affect the value, operation or utility of the Property), (a) initiate or acquiesce in a change in the zoning classification (including any variance under any existing zoning ordinance applicable to the Property), (b) permit the use of the Property to become a non-conforming use under applicable zoning ordinances, (c) file any subdivision or parcel map affecting the Property, or (d) amend, modify or consent to any easement or covenants, conditions and restrictions pertaining to the Property.

ARTICLE VIII

DAMAGE AND DESTRUCTION; USE OF NET PROCEEDS

Section 8.01.  Damage and Destruction.  Borrower shall provide a complete written report to Lender immediately upon any loss, theft, damage or destruction of any Property and of any accident involving any Property in excess of $100,000.  If all or any part of the Property is lost, stolen, destroyed or damaged beyond repair (“Damaged Property”), Borrower shall as soon as practicable after such event either:  (a) replace the same at Borrower’s sole cost and expense with property having substantially similar specifications and of equal or greater value to the Damaged Property immediately prior to the time of the loss occurrence, such replacement property to be subject to Lender’s approval, whereupon such replacement property shall be substituted in this Agreement and the other related documents by appropriate endorsement or amendment; or (b) use the Net Proceeds to prepay the Loan (with premium) in the amount of the Damaged Property Amount.  Borrower shall notify Lender of which course of action it will take within 15 calendar days after the loss occurrence.  If, within 45 calendar days of the loss occurrence, (x) Borrower fails to notify Lender; (y) Borrower and Lender fail to execute an amendment to this Agreement to delete the Damaged Property and add the replacement property or (z) Borrower fails to comply with subparagraph (b) above, then Lender may, at its sole discretion, use the Net Proceeds to prepay the Loan (with premium) in the amount of the Damaged Property Amount.  The Net Proceeds of insurance with respect to the Damaged Property shall be made available by Lender to be applied to discharge Borrower’s obligation under this Section.  For purposes of this Section, the term “Net Proceeds” shall mean the amount remaining from the gross proceeds of any insurance claim after deducting all expenses (including reasonable attorneys’ fees) incurred in the collection of such claim.

Section 8.02.  Condemnation.  If the Property, or any part thereof, shall be condemned for any reason, including without limitation fire or earthquake damage, or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof, all damages or other amounts awarded for the taking of, or injury to, the Property shall be paid to Lender who shall have the right, in its sole and absolute discretion, to apply the amounts so received against (a) first, all amounts owing to Lender hereunder, including (without limitation) the costs and expenses of Lender, including attorneys’ fees incurred in connection with collection of such amounts, and (b) next, the principal amount of the Loan (including premium thereon); provided, however, that if (i) no Event of Default shall have occurred and be continuing hereunder, (ii) Borrower provides evidence satisfactory to Lender in its reasonable discretion of its ability to pay all amounts becoming due hereunder during the pendency of any restoration or repairs to or replacement of the Property, (iii) Lender determines, in its reasonable discretion, that the proceeds of such award are sufficient to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to such taking (or, if the proceeds of such award are insufficient for such purpose, if Borrower provides additional sums to Lender’s satisfaction so that the aggregate of such sums and the proceeds of such award will be sufficient for such purpose), and (iv) Borrower provides evidence satisfactory to Lender in its reasonable discretion that none of the tenants of the Property will terminate their lease agreements as a result of either the condemnation or taking or the repairs to or replacement of the Property, the proceeds of such award, together with additional sums provided by Borrower, shall be placed in a separate account for the benefit of Lender and Borrower to be used to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to such taking.  All work to be performed in connection therewith shall be pursuant to a written contract therefor, which contract shall be subject to the prior approval of Lender.  To the extent that any funds remain after the Property has been so restored and repaired, the same shall be applied in the manner set forth above in this Section.  To enforce its rights hereunder, Lender shall be entitled to participate in and, if the portion of the affected Property has a value in excess in of $100,000, control any condemnation proceedings and to be represented therein by counsel of its own choice, and Borrower will deliver, or cause to be delivered to Lender such instruments as may be requested by it from time to time to permit such participation.  In the event Lender, as a result of any such judgment, decree or award, reasonably believes that the payment of the Loan or performance of the obligations hereunder is impaired, Lender may declare the Loan and all other amounts due hereunder immediately due and payable.

ARTICLE IX

ASSIGNMENT, SUBLEASING AND SELLING

Section 9.01.  Assignment by Lender.  This Agreement, and the obligations of Borrower to make payments hereunder, may be assigned and reassigned in whole or in part to one or more assignees or subassignees by Lender at any time subsequent to its execution, without the necessity of obtaining the consent of Borrower.  On the Closing Date, Lender shall assign to GE Capital Public Finance, Inc. (“GECPF”) all of its rights, title and interest in and to this Agreement, the Mortgage, the Environmental Indemnity Agreement, the Guaranty Agreement and the Property, including (without limitation) its rights to Loan Payments hereunder.  Borrower acknowledges and consents to such assignment.  Any questions of Borrower relative to billing or other administrative matters and all notices required to be delivered hereunder by Borrower should be referred or sent to GECPF at the following address:

GE Capital Public Finance, Inc.

Suite 470

8400 Normandale Lake Boulevard

Minneapolis, MN  55437

Attn:  Vice President—Risk Management

Telephone:  (952) 897-5600

Facsimile:  (952) 897-5601

Section 9.02.  No Sale or Assignment by Borrower.  This Agreement and the interest of Borrower in the Property may not be sold, assumed, assigned or encumbered by Borrower.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.01.  Events of Default.  The following constitute “Events of Default” under this Agreement:

(a)           failure by Borrower to pay to Lender when due any Loan Payment or to pay any other payment required to be paid hereunder and the continuation of such failure for a period of 10 days;

(b)           failure by Borrower to maintain insurance on the Property in accordance with Section 6.06 hereof;

(c)           failure by Borrower to comply with the provisions of Sections 7.02 or 7.03 hereof or Guarantor to comply with the provisions of Sections 11 or 12 of the Guaranty Agreement;

(d)           failure by Borrower or Guarantor to observe and perform any other covenant, condition or agreement contained herein, in the Mortgage, in the Environmental Indemnity Agreement, in the Guaranty Agreement or in any other document or agreement executed in connection herewith on its part to be observed or performed for a period of 30 days after written notice is given to Borrower or Guarantor, as the case may be, specifying such failure and directing that it be remedied; provided, however, that, if the failure stated in such notice cannot be corrected within such 30-day period, Lender will not unreasonably withhold its consent to an extension of such time if corrective action is instituted by Borrower or Guarantor within the applicable period and diligently pursued until the default is corrected;

(e)           Borrower or Guarantor shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or Borrower or Guarantor shall apply for or consent to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of Borrower or Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against Borrower or Guarantor and not dismissed within 60 days; or any writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of Borrower or Guarantor and is not released, vacated or fully bonded within 60 days after its issue or levy; or there is entered against Borrower or Guarantor a final judgment or order for the payment of money in an aggregate amount of at least $3,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and enforcement proceedings with respect thereto have commenced;

(f)            determination by Lender that any representation or warranty made by Borrower or Guarantor herein, in the Mortgage, in the Environmental Indemnity Agreement, in the Guaranty Agreement or in any other document executed in connection herewith was untrue in any material respect when made;

(g)           an amendment or termination relating to a filed financing statement describing any of the Property is improperly filed, or caused to be filed, by Borrower or any of its affiliates;

(h)           the occurrence of a default or an event of default (beyond any applicable grace or notice period) under any instrument, agreement or other document evidencing or relating to any indebtedness or other monetary obligation of Borrower or Guarantor in excess of $1,000,000;

(i)            the occurrence of a default or event of default (beyond any applicable grace or notice period) under the Master Security Agreement or the Mortgage or any other agreement between GE Capital Public Finance, Inc. or any of its affiliates and Borrower or Guarantor; or

(j)            Guarantor shall repudiate, purport to revoke or fail to perform Guarantor’s obligations under the Guaranty Agreement beyond any applicable grace or cure period.

Section 10.02.  Remedies on Default.  Whenever an Event of Default described in Section 10.01(e) hereof shall have occurred, the Prepayment Amount automatically shall be due and payable, whereupon the Prepayment Amount automatically shall become and be forthwith due and payable without presentment, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.  Whenever any Event of Default shall have occurred, Lender shall have the right, at its sole option without any further demand or notice, to take any one or any combination of the following remedial steps or such other remedies which are otherwise accorded to Lender by applicable law:

(a)           by notice to Borrower, declare the Prepayment Amount to be forthwith due and payable, whereupon the Prepayment Amount shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by Borrower;

(b)           take possession of the Property wherever situated, without any court order or other process of law and without liability for entering the premises, and lease, sublease or make other disposition of the Property for use over a term in a commercially reasonable manner, all for the account of Lender, provided that Borrower shall remain directly liable for the deficiency, if any, between the rent or other amounts paid by a lessee or sublessee of the Property pursuant to such lease or sublease during the same period of time, after deducting all costs and expenses, including reasonable attorneys’ fees and expenses, incurred with respect to the recovery, repair and storage of the Property during such period of time;

(c)           take possession of the Property wherever situated, without any court order or other process of law and without liability for entering the premises, and sell the Property in a commercially reasonable manner.  All proceeds from such sale shall be applied in the following manner:

FIRST, to pay all proper and reasonable costs and expenses associated with the recovery, repair, storage and sale of the Property, including reasonable attorneys’ fees and expenses;

SECOND, to pay (i) Lender the amount of all unpaid Loan Payments or other obligations (whether direct or indirect owed by Borrower to Lender), if any, which are then due and owing, together with interest and late charges thereon, (ii) Lender the then applicable Prepayment Amount (taking into account the payment of past-due Loan Payments as aforesaid), plus a pro rata allocation of interest, at the rate utilized to calculate the Loan Payments, from the next preceding due date of a Loan Payment until the date of payment by the buyer, and (iii) any other amounts due hereunder, including indemnity payments, taxes, charges, reimbursement of any advances and other amounts payable to Lender hereunder; and

THIRD, to pay the remainder of the sale proceeds, purchase moneys or other amounts paid by a buyer of the Property to Borrower;

(d)           exercise any rights or remedies under the Mortgage or the Master Security Agreement;

(e)           proceed by appropriate court action to enforce specific performance by Borrower of the applicable covenants of this Agreement or to recover for the breach thereof, including the payment of all amounts due from Borrower.  Borrower shall pay or repay to Lender all costs of such action or court action, including, without limitation, reasonable attorneys’ fees; and

(f)            take whatever action at law or in equity that may appear necessary or desirable to enforce its rights with respect to the Property.  Borrower shall pay or repay to Lender all costs of such action or court action, including, without limitation, reasonable attorneys’ fees.

Notwithstanding any other remedy exercised hereunder, Borrower shall remain obligated to pay to Lender any unpaid portion of the Prepayment Amount.

Section 10.03.  No Remedy Exclusive.  No remedy herein conferred upon or reserved to Lender is intended to be exclusive and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle Lender to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be required by this Article.  All remedies herein conferred upon or reserved to Lender shall survive the termination of this Agreement.

Section 10.04.  Late Charge.  Any Loan Payment not paid by Borrower on the due date thereof shall, to the extent permissible by law, bear a late charge equal to the lesser of five cents ($.05) per dollar of the delinquent amount or the lawful maximum, and Borrower shall be obligated to pay the same immediately upon receipt of Lender’s written invoice therefor.

ARTICLE XI

MISCELLANEOUS

Section 11.01.  Costs and Expenses of Lender.  Borrower shall pay to Lender, in addition to the Loan Payments payable by Borrower hereunder, such amounts in each year as shall be required by Lender in payment of any reasonable costs and expenses incurred by Lender in connection with the execution, performance or enforcement of this Agreement, including but not limited to payment of all reasonable fees, costs and expenses and all administrative costs of Lender in connection with the Property, expenses (including, without limitation, attorneys’ fees and disbursements), fees of auditors or attorneys, insurance premiums not otherwise paid hereunder and all other direct and necessary administrative costs of Lender or charges required to be paid by it in order to comply with the terms of, or to enforce its rights under, this Agreement.  Such costs and expenses shall be billed to Borrower by Lender from time to time, together with a statement certifying that the amount so billed has been paid by Lender for one or more of the items above described, or that such amount is then payable by Lender for such items.  Amounts so billed shall be due and payable by Borrower within 30 days after receipt of the bill by Borrower.

Section 11.02.  Disclaimer of Warranties.  LENDER MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE VALUE, DESIGN, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR USE OF THE PROPERTY, OR ANY OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT THERETO.  In no event shall Lender be liable for any loss or damage in connection with or arising out of this Agreement, the Property or the existence, furnishing, functioning or Borrower’s use of any item or products or services provided for in this Agreement.

Section 11.03.  Notices.  All notices, certificates, requests, demands and other communications provided for hereunder shall be in writing and shall be (a) personally delivered, (b) sent by first-class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth above and, if telecopied, transmitted to that party at its telecopier number set forth above or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy.  If notice to Borrower of any intended disposition of the Property or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in this Section) at least 10 calendar days prior to the date of intended disposition or other action.

Section 11.04.  Further Assurance and Corrective Instruments.  Borrower hereby agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further acts, instruments, conveyances, transfers and assurances, as Lender reasonably deems necessary or advisable for the implementation, correction, confirmation or perfection of this Agreement, the Mortgage or the Environmental Indemnity Agreement and any rights of Lender hereunder or thereunder.

Section 11.05.  Binding Effect; Time of the Essence.  This Agreement shall inure to the benefit of and shall be binding upon Lender, Borrower and their respective successors and assigns.  Time is of the essence.

Section 11.06.  Severability.  In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 11.07.  Amendments.  To the extent permitted by law, the terms of this Agreement shall not be waived, altered, modified, supplemented or amended in any manner whatsoever except by written instrument signed by the parties hereto, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

Section 11.08.  Execution in Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart, provided that only the original marked “Original: 1 of 2” on the execution page thereof shall constitute chattel paper under the UCC.

Section 11.09.  Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

Section 11.10.  Captions.  The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

Section 11.11.  Entire Agreement.  This Agreement, the Mortgage, the Environmental Indemnity Agreement and the exhibits hereto and thereto constitute the entire agreement among Lender and Borrower.  There are no understandings, agreements, representations or warranties, express or implied, not specified herein or in such documents regarding this Agreement or the Property financed hereby.

Section 11.12.  Usury.  It is the intention of the parties hereto to comply with any applicable usury laws; accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Agreement, in no event shall this Agreement require the payment or permit the collection of interest or any amount in the nature of interest or fees in excess of the maximum permitted by applicable law.

Section 11.13.  Waiver of Jury Trial.  to the extent permitted by applicable law, lender and borrower hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of, directly or indirectly, this agreement, any of the related documents, any dealings between lender and borrower relating to the subject matter of the transactions contemplated by this agreement or any related transactions, and/or the relationship that is being established between lender and borrower.  the scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims).  this waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this agreement, any related documents, or to any other documents or agreements relating to the transactions contemplated by this agreement or any related transactions.  in the event of litigation, this agreement may be filed as a written consent to a trial by the court.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in their respective corporate names by their duly authorized officers, all as of the date first written above.

Lender:	BANK OF HAWAII

	By:	/S/ LISA C. WONG
	Title:	Vice President

Borrower:	MAUI LAND & PINEAPPLE COMPANY, INC.

	By:	/S/ FRED W. RICKERT
	Title:	Vice President/Treasurer

	By:	/S/ ADELE H. SUMIDA
	Title:	Controller & Secretary